Exhibit 5.1

ROCKET FUEL INC.
1900 SEAPORT BLVD.
REDWOOD CITY, CA 94063

March 31, 2014
U.S. Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549
Subject: Rocket Fuel Inc.
Ladies and Gentlemen:
This opinion is provided in connection with a Form S-8 Registration Statement (the “Registration Statement”) being filed by Rocket Fuel Inc. (the “Company”) on or about March 31, 2014. The Registration Statement relates to the registration of 2,297,818 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), that may be issued under the Company’s 2013 Equity Incentive Plan, as adopted on August 1, 2013 and the Company’s 2013 Employee Stock Purchase Plan, as adopted on August 1, 2013 (collectively, the “Plans”).
For purposes of this opinion, I have examined copies of (i) the Registration Statement, (ii) the Company’s Certificate of Incorporation, as amended to date, (iii) the Company’s Bylaws, as amended to date, (iv) the Plans, and (v) resolutions of the Board of Directors and of the stockholders of the Company relating to adoption and approval of the Plans. In rendering the opinion expressed herein, I have assumed the genuineness of all signatures, the authenticity of all documents, instruments and certificates purporting to be originals, the conformity with the original documents, instruments and certificates of all documents, instruments and certificates purporting to be copies, and the legal capacity to sign of all individuals executing documents, instruments and certificates. I have also assumed that all Shares will be issued pursuant to the Plans for a purchase price of not less than $0.001 per share.
Based upon and subject to the foregoing and the effectiveness of the Registration Statement, I am of the opinion that the Shares that may be issued by the Company pursuant to the Plans, when duly issued and paid for in accordance with the Registration Statement, the prospectus related to the Plans and the Plans for the consideration provided for therein, will be legally issued, fully paid and non-assessable.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name in the Registration Statement and the prospectus that forms a part thereof. In giving this consent, I do not admit thereby that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ JOANN C. COVINGTON
JoAnn C. Covington
Vice President, General Counsel and Corporate Secretary
Rocket Fuel Inc.